Exhibit 99.2

October 4, 2006

Home Inns & Hotels Management Inc.

No. 400 Tian Yao Qiao Road

Shanghai 200030

People’s Republic of China

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (“PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC.

We have acted as PRC counsel for Home Inns & Hotels Management Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the offering (“Offering”) by the Company and certain selling shareholders of the Company of American Depositary Shares (“ADSs”), and (ii) the Company’s proposed listing of its ADSs on the Nasdaq Global Market. We have been requested to give this opinion as to the matters set forth below.

In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed the documents as they were presented to us up to the date of this legal opinion. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the Agreements.

In rendering this opinion, we have relied with your permission (A) with respect to all matters of United States federal and New York law, upon the opinions of Latham & Watkins LLP, United States counsel for the Company, (B) with respect to all matters of Cayman Islands law, upon the opinions of Maples and Calder, Cayman Islands counsel for the Company.

The following terms as used in this opinion are defined as follows:

“Governmental Agencies” means any governmental or regulatory agency or any court in the PRC.

“Governmental Authorizations” means all necessary licenses, consents, authorizations, approvals, orders, certificates and permits.

“PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of the PRC (other than the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan);

Based on the foregoing, we are of the opinion that:

(i) On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission (“SASAC”), the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”), and the State Administration of Foreign Exchange (“SAFE”), jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rule”), which became effective on September 8, 2006. The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the New M&A Rule and other PRC laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges (the “Administrative Permits”), including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

(ii) Based on our understanding of current PRC Laws, we believe that the New M&A Rule does not require any entity such as the Company, which established PRC subsidiaries by means of direct investment in the registered capital of such subsidiaries other than by merger or acquisition of PRC domestic companies, to obtain the CSRC approval in connection with its overseas listing, and the CSRC approval is not required in the context of this Offering.

(iii) The issuance, sale and delivery of the ADSs by the Company in the Offering will not conflict with or result in a breach or violation of, the provisions of any applicable PRC Laws.

This opinion relates to the PRC Laws in effect on the date hereof.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement and to the reference to our firm’s name under the captions “Risk Factors,” “Enforceability of Civil Liabilities,” “Regulation” and “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by Home Inns & Hotels Management Inc. with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Commerce & Finance Law Offices

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